Exhibit 99.1

News Release

22 West Washington Street	Telephone:	+1 312 696-6000
Chicago	Facsimile:	+1 312 696-6009
Illinois 60602

Contacts:

Media: Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Nadine Youssef, 312-696-6601 or nadine.youssef@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Second-Quarter 2011 Financial Results

CHICAGO, July 27, 2011—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its second-quarter 2011 financial results. The company reported consolidated revenue of $161.0 million in the second quarter of 2011, an increase of 18.3% from $136.1 million in the second quarter of 2010. Consolidated operating income was $38.6 million in the second quarter of 2011, an increase of 39.5% compared with $27.7 million in the same period a year ago. Net income was $26.5 million, or 52 cents per diluted share, compared with $18.0 million, or 36 cents per diluted share, in the second quarter of 2010.

Excluding acquisitions and the effect of foreign currency translations, revenue increased 11.2%. Second-quarter results included $5.1 million in revenue from acquisitions. Foreign currency translations had a favorable effect of $4.6 million. Revenue excluding acquisitions and foreign currency translations (organic revenue) is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

In the first six months of 2011, revenue was $312.8 million, an increase of 18.3% compared with $264.4 million in the same period in 2010. Revenue for the first half of the year included $14.1 million from acquisitions and a $6.3 million benefit from foreign currency translations.

Consolidated operating income rose 20.1% to $70.4 million in the first six months of 2011, compared with $58.6 million in the first half of 2010. Net income was $49.0 million, or 96 cents per diluted share, in the first half of 2011, compared with $38.2 million, or 76 cents per diluted share, in the same period in 2010.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “Organic revenue rose about 11%, reflecting growth across all of our major product lines. Leading the growth were Morningstar Direct—our institutional research platform—and Investment Consulting.  It’s also worth noting that within our credit ratings business, we had strong revenue growth from new issue rating assignments in the commercial mortgage-backed securities market.”

He added, “In June we held our annual investment conference in Chicago, with record attendance. We also announced our plans to launch forward-looking analyst-driven global fund ratings and a uniform approach for global fund research reports later this year. During the quarter, we also expanded our Wealth Forecasting Engine to clients in the United Kingdom and launched a website for fund investors in Chile.”

Key Business Drivers

Morningstar has two operating segments: Investment Information and Investment Management. The Investment Information segment includes all of the company’s data, software, and research products and services. These products and services are typically sold through subscriptions or license agreements. The Investment Management segment includes all of the company’s asset management operations, which earn more than half of their revenue from asset-based fees.

Revenue:  In the second quarter of 2011, revenue in the Investment Information segment was $128.1 million, an increase of $19.1 million, or 17.5%, compared with the second quarter of 2010 including $4.5 million from acquisitions.  Revenue in the Investment Management segment rose 21.5% to $32.9 million, an increase of $5.8 million, including $0.6 million from acquisitions.

Revenue from international operations was $47.6 million in the second quarter of 2011, an increase of 28.2% from the same period a year ago. International revenue included $2.1 million from acquisitions. Foreign currency translations contributed $4.6 million to international revenue. Excluding acquisitions and foreign currency translations, international revenue increased 10.3%.

For the first six months of 2011, international revenue increased $18.4 million, or 25.3%, including $5.6 million in revenue from acquisitions. Foreign currency translations had a favorable impact of $6.3 million. International revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

Operating Income:  Consolidated operating income was $38.6 million in the second quarter of 2011, a 39.5% increase from the same period in 2010. Operating expense rose $14.0 million, or 12.9%.  Incremental operating expense from businesses acquired since the first quarter of 2010 represented approximately $3.6 million, or 25%, of the operating expense increase. The company completed seven acquisitions in 2010. Because of the timing of these acquisitions, the second-quarter and year-to-date results in 2011 include operating expense that did not exist in the comparable periods in 2010.

Approximately 60% of the growth in total operating expense was due to higher salaries, reflecting additional headcount from acquisitions and filling open positions, as well as salary increases made in the third quarter of 2010.

Incentive compensation and employee benefit costs represented approximately 11% of the overall operating expense increase. Bonus expense rose $2.0 million compared with the prior-year period, a portion of which relates to acquisitions. Higher matching contributions to the company’s 401(k) plan in the United States represented approximately $0.6 million of the increase. Lower healthcare benefit costs and sales commissions partially offset these increases. In the second quarter of 2010, the company had some unusually high medical claims that did not recur in the second quarter of 2011. Sales commission expense also declined because changes to the company’s U.S. sales commission structure made in 2010 had a greater effect on prior-year period results.

Higher depreciation and amortization contributed $1.3 million to the operating expense increase in the second quarter of 2011, primarily from recent acquisitions.

Morningstar had approximately 3,300 employees worldwide as of June 30, 2011, compared with 2,965 as of June 30, 2010. Headcount rose year over year mainly because of continued hiring in the company’s development centers in China and India. Morningstar hired about 30 employees in the United States in July 2011 as part of the Morningstar Development Program, a two-year rotational training program for entry-level college graduates, and expects to continue hiring in the second half of the year. In addition, the company expects to make salary increases in the third quarter of 2011.

The company’s operating margin was 24.0% in the second quarter of 2011, up from 20.3% in the same period in 2010. Approximately half of the margin improvement reflects lower healthcare benefits and commission expense as a percentage of revenue. In the first six months of 2011, operating margin was 22.5%, compared with 22.2% in the first six months of 2010.

Effective Tax Rate:  Morningstar’s effective tax rate in the second quarter of 2011 was 32.5%, a decrease of 3.7 percentage points compared with the prior-year period. Year to date, the company’s effective tax rate was 32.2% compared with 35.7% in the first half of 2010. In the second quarter of 2011, the company increased its estimate of U.S. cash tax benefits by $1.1 million related to prior years. This adjustment represents 2.8 percentage points of the decline in the effective tax rate in the quarter and 1.5 percentage points in the year-to-date period. This higher-than-expected income tax benefit contributed approximately 2 cents to earnings per share in the second-quarter and first-half periods. The year-to-date effective tax rate also reflects the positive effect of certain deferred income tax benefits recorded in the first quarter of 2011.

Free Cash Flow:  Morningstar generated free cash flow of $43.4 million in the second quarter of 2011, reflecting cash provided by operating activities of $46.8 million and $3.4 million of capital expenditures.

Cash provided by operating activities increased $16.2 million, reflecting higher net income (adjusted for non-cash items), a positive cash flow effect generated from accounts receivable, and the timing of income tax payments. Capital expenditures rose $1.2 million in the quarter.

In the first six months of 2011, Morningstar generated free cash flow of $52.7 million, reflecting cash provided by operating activities of $61.1 million and capital expenditures of $8.4 million. Cash provided by operating activities in the first six months of 2011 increased $16.1 million, reflecting higher net income (adjusted for non-cash items), partially offset by a $16.1 million increase in bonuses paid in the first quarter of 2011. Capital expenditures rose $4.6 million, primarily reflecting payments for the company’s new development center in China.

Free cash flow is a non-GAAP measure; the accompanying financial tables contain a reconciliation to cash provided by operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of June 30, 2011, Morningstar had cash, cash equivalents, and investments of $430.2 million, compared with $320.4 million as of June 30, 2010. On July 29, 2011, the company expects to pay approximately $2.5 million for its regular quarterly dividend. It expects to make capital expenditures of approximately $8.0 million to $11.0 million in the second half of 2011, primarily for leasehold improvements and computer equipment.

Business Segment Performance

Investment Information Segment:  The largest products and services in this segment based on revenue are Morningstar® Licensed Data; Morningstar® Advisor WorkstationSM (including Morningstar Office); Morningstar.com®, including Premium Memberships and Internet advertising sales; and Morningstar DirectSM.

•                  Revenue was $128.1 million in the second quarter of 2011, a 17.5% increase from $109.0 million in the second quarter of 2010.

•                  Acquisitions contributed revenue of $4.5 million.

•                  Morningstar Direct was the largest contributor to the increase in segment revenue; Licensed Data, Internet advertising sales on Morningstar.com, Morningstar Advisor Workstation (primarily Morningstar Office), and credit ratings were also positive contributors. Licenses for Morningstar Direct rose 32.4% to 5,442. Premium Membership subscriptions for Morningstar.com fell 5.1% because of continued weakness in new trials. Principia subscriptions fell 6.9% to 32,335, and Advisor Workstation (including Morningstar Office) licenses rose slightly to 156,258.

•                  Operating income was $37.1 million in the second quarter of 2011, compared with $30.5 million in the same period in 2010. Operating expense in this segment rose $12.5 million, or 16.0%, partly because of acquisitions. Higher salaries and bonus expense also contributed to the increase.

•                  Operating margin was 29.0% in the second quarter of 2011 versus 28.0% in the prior-year period. The increase mainly reflects the favorable effect of recent acquisitions. Lower healthcare benefits and commission expense as a percentage of revenue also contributed to the margin improvement, but to a lesser extent.

Investment Management Segment:  The largest products in this segment based on revenue are Investment Consulting; Retirement Solutions, including Advice by Ibbotson® and Morningstar® Retirement ManagerSM; and Morningstar® Managed PortfoliosSM.

•                  Revenue was $32.9 million in the second quarter of 2011, a 21.5% increase from $27.1 million in the same period in 2010.

•                  Acquisitions contributed revenue of $0.6 million.

•                  Investment Consulting was the primary driver of the segment revenue growth. Retirement Solutions (formerly Retirement Advice) and Morningstar Managed Portfolios also made positive contributions, but to a lesser extent.

•                  Assets under advisement and management for Investment Consulting were $141.5 billion as of June 30, 2011, compared with $98.7 billion as of June 30, 2010.  Assets under advisement and management rose about 43% year over year, mainly reflecting positive market performance during the past 12 months. Assets under advisement and management for Retirement Solutions rose to $38.4 billion as of June 30, 2011, versus $28.3 billion as of June 30, 2010. Assets under management for Morningstar Managed Portfolios increased to $3.0 billion as of June 30, 2011, compared with $2.2 billion as of June 30, 2010.

•                  Operating income was $18.5 million in the second quarter of 2011, an increase of 29.1% compared with the second quarter of 2010. Operating expense in the segment was $14.4 million, an increase of $1.7 million, or 13.0%, reflecting higher salaries and bonus expense. Acquisitions also contributed to the higher operating expense, but to a lesser extent.

•                  Operating margin was 56.2% in the second quarter of 2011 versus 52.9% in the prior-year period. The higher margin reflects lower commission, salary, and healthcare benefits expense as a percentage of revenue, partially offset by the impact of recent acquisitions.

Intangible Amortization and Corporate Depreciation Expense:  Morningstar does not allocate expense for intangible amortization or corporate depreciation to its operating segments. Intangible amortization, which represents the majority of the expense in this category, was $6.6 million in the second quarter of 2011 and $13.1 million in the first half of 2011, an increase of $0.8 million and $1.8 million, respectively, compared with the same periods in 2010. Corporate depreciation expense was $1.9 million in the second quarter and $3.7 million in the first half of the year, essentially unchanged from the prior-year periods.

Corporate Unallocated:  This category includes costs related to corporate functions, including general management, information technology used to support corporate systems, legal, finance, human resources, marketing, and corporate communications. Costs in this category were $8.5 million, a decrease of $1.1 million, or 11.2%. The company capitalized $0.4 million of operating expense in the quarter for software development.  In the second quarter of 2010, the company expensed $0.5 million to increase a liability for vacant office space. This expense did not recur in the second quarter of 2011.

Investor Communication

Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send an e-mail to investors@morningstar.com, contact the company via fax at 312-696-6009, or write to Morningstar at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington Street

Chicago, IL 60602

Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally on the first Friday of every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 400,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 5 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its registered investment advisor subsidiaries and has more than $180 billion in assets under advisement and management as of June 30, 2011. The company has operations in 26 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, general industry conditions and competition, including ongoing economic weakness and uncertainty; the effect of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; the increasing concentration of data and development work carried out at our offshore facilities in China and India; failing to differentiate our products and continuously create innovative, proprietary research tools; failing to successfully integrate acquisitions; challenges faced by our non-U.S. operations; and a prolonged outage of our database and network facilities. A more complete description of these risks and uncertainties can be found in our other filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2010. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission:  free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities). For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables. Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

All dollar and percentage comparisons, which are often accompanied by words such as “increase,” “decrease,” “grew,” “declined,”or “was similar” refer to a comparison with the same period in the previous year unless otherwise stated.

###

©2011 Morningstar, Inc.  All rights reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended June 30				Six months ended June 30
(in thousands, except per share amounts)	2011	2010	change		2011	2010	change

Revenue	$161,011	$136,091	18.3%		$312,778	$264,381	18.3%
Operating expense(1):
Cost of goods sold	45,186	39,738	13.7%		85,855	74,054	15.9%
Development	13,681	11,899	15.0%		25,669	22,788	12.6%
Sales and marketing	26,767	24,435	9.5%		53,249	46,996	13.3%
General and administrative	26,207	23,106	13.4%		56,824	43,749	29.9%
Depreciation and amortization	10,563	9,246	14.2%		20,765	18,185	14.2%
Total operating expense	122,404	108,424	12.9%		242,362	205,772	17.8%
Operating income	38,607	27,667	39.5%		70,416	58,609	20.1%
Operating margin	24.0%	20.3%	3.7pp		22.5%	22.2%	0.3pp

Non-operating income (expense), net:
Interest income (expense), net	(179)	593	NMF		345	1,180	(70.8%	)
Other income (expense), net	188	(572)	NMF		438	(1,338)	NMF
Non-operating income (expense), net	9	21	(57.1%	)	783	(158)	NMF

Income before income taxes and equity in net income of unconsolidated entities	38,616	27,688	39.5%		71,199	58,451	21.8%
Income tax expense	12,724	10,225	24.4%		23,242	21,220	9.5%
Equity in net income of unconsolidated entities	595	454	31.1%		969	843	14.9%
Consolidated net income	26,487	17,917	47.8%		48,926	38,074	28.5%
Net (income) loss attributable to noncontrolling interests	(2)	85	NMF		96	116	(17.2%	)
Net income attributable to Morningstar, Inc.	$26,485	$18,002	47.1%		$49,022	$38,190	28.4%

Net income per share attributable to Morningstar, Inc.:
Basic	$0.53	$0.37	43.2%		$0.98	$0.78	25.6%
Diluted	$0.52	$0.36	44.4%		$0.96	$0.76	26.3%
Weighted average common shares outstanding:
Basic	50,165	49,234			49,983	49,032
Diluted	51,142	50,533			51,041	50,426

	Three months ended June 30		Six months ended June 30
	2011	2010	2011	2010
(1) Includes stock-based compensation expense of:
Cost of goods sold	$1,072	$907	$1,951	$1,622
Development	572	449	1,043	842
Sales and marketing	481	486	903	889
General and administrative	1,718	1,813	3,595	3,239
Total stock-based compensation expense	$3,843	$3,655	$7,492	$6,592

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended June 30			Six months ended June 30
	2011	2010	change	2011	2010	change

Revenue	100.0%	100.0%	—	100.0%	100.0%	—
Operating expense(1):
Cost of goods sold	28.1%	29.2%	(1.1)pp	27.4%	28.0%	(0.6)pp
Development	8.5%	8.7%	(0.2)pp	8.2%	8.6%	(0.4)pp
Sales and marketing	16.6%	18.0%	(1.4)pp	17.0%	17.8%	(0.8)pp
General and administrative	16.3%	17.0%	(0.7)pp	18.2%	16.5%	1.7pp
Depreciation and amortization	6.6%	6.8%	(0.2)pp	6.6%	6.9%	(0.3)pp
Total operating expense(2)	76.0%	79.7%	(3.7)pp	77.5%	77.8%	(0.3)pp
Operating margin	24.0%	20.3%	3.7pp	22.5%	22.2%	0.3pp

	Three months ended June 30			Six months ended June 30
	2011	2010	change	2011	2010	change

(1) Includes stock-based compensation expense of:
Cost of goods sold	0.7%	0.7%	—	0.6%	0.6%	—
Development	0.4%	0.3%	0.1pp	0.3%	0.3%	—
Sales and marketing	0.3%	0.4%	(0.1)pp	0.3%	0.3%	—
General and administrative	1.1%	1.3%	(0.2)pp	1.1%	1.2%	(0.1)pp
Total stock-based compensation expense (2)	2.4%	2.7%	(0.3)pp	2.4%	2.5%	(0.1)pp

(2) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended June 30		Six months ended June 30
($000)	2011	2010	2011	2010

Operating activities
Consolidated net income	$26,487	$17,917	$48,926	$38,074
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	10,563	9,246	20,765	18,185
Deferred income tax (benefit) expense	1,131	275	454	(1,012)
Stock-based compensation expense	3,843	3,655	7,492	6,592
Equity in net income of unconsolidated entities	(595)	(454)	(969)	(843)
Excess tax benefits from stock-option exercises and vesting of restricted stock units	(2,049)	(1,157)	(6,171)	(4,205)
Other, net	210	788	(17)	1,742
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	3,974	(1,748)	617	(6,615)
Other assets	(845)	(31)	608	(511)
Accounts payable and accrued liabilities	(2,660)	1,685	(5,260)	2,859
Accrued compensation	12,348	11,362	(14,528)	(11,154)
Deferred revenue	(1,650)	(3,253)	8,197	7,177
Income taxes - current	(2,555)	(7,936)	2,742	(4,255)
Deferred rent	(258)	312	(657)	(80)
Other liabilities	(1,134)	(81)	(1,043)	(924)
Cash provided by operating activities	46,810	30,580	61,156	45,030
Investing activities
Purchases of investments	(131,295)	(34,564)	(198,647)	(85,528)
Proceeds from maturities and sales of investments	88,001	42,447	150,360	130,381
Capital expenditures	(3,381)	(2,189)	(8,418)	(3,839)
Acquisitions, net of cash acquired	569	(66,717)	569	(67,455)
Other, net	799	889	785	889
Cash used for investing activities	(45,307)	(60,134)	(55,351)	(25,552)
Financing activities
Proceeds from stock-option exercises, net	(269)	156	4,652	3,650
Excess tax benefits from stock-option exercises and vesting of restricted stock units	2,049	1,157	6,171	4,205
Common shares repurchased	(109)	—	(109)	—
Dividends paid	(2,517)	—	(5,011)	—
Other, net	—	(110)	(214)	205
Cash provided by (used for) financing activities	(846)	1,203	5,489	8,060
Effect of exchange rate changes on cash and cash equivalents	992	(2,625)	3,553	(3,657)
Net increase (decrease) in cash and cash equivalents	1,649	(30,976)	14,847	23,881
Cash and cash equivalents—Beginning of period	193,374	185,353	180,176	130,496
Cash and cash equivalents—End of period	$195,023	$154,377	$195,023	$154,377

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended June 30		Six months ended June 30
($000)	2011	2010	2011	2010

Cash provided by operating activities	$46,810	$30,580	$61,156	$45,030
Less: Capital expenditures	(3,381)	(2,189)	(8,418)	(3,839)
Free cash flow	$43,429	$28,391	$52,738	$41,191

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	June 30	December 31
($000)	2011	2010

Assets
Current assets:
Cash and cash equivalents	$195,023	$180,176
Investments	235,216	185,240
Accounts receivable, net	111,518	110,891
Deferred tax asset, net	2,787	2,860
Income tax receivable, net	14,381	10,459
Other	16,497	17,654
Total current assets	575,422	507,280

Property and equipment, net	62,062	62,105
Investments in unconsolidated entities	24,424	24,262
Goodwill	326,543	317,661
Intangible assets, net	156,940	169,023
Other assets	7,675	5,971
Total assets	$1,153,066	$1,086,302

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$38,646	$42,680
Accrued compensation	50,089	62,404
Deferred revenue	156,760	146,267
Other	761	1,373
Total current liabilities	246,256	252,724

Accrued compensation	4,855	4,965
Deferred tax liability, net	19,477	19,975
Other long-term liabilities	26,256	27,213
Total liabilities	296,844	304,877
Total equity	856,222	781,425
Total liabilities and equity	$1,153,066	$1,086,302

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended June 30				Six months ended June 30
($000)	2011	2010	change		2011	2010	change

Revenue
Investment Information	$128,116	$109,021	17.5%		$248,515	$212,545	16.9%
Investment Management	32,895	27,070	21.5%		64,263	51,836	24.0%
Consolidated revenue	$161,011	$136,091	18.3%		$312,778	$264,381	18.3%

Revenue—U.S.	$113,424	$98,986	14.6%		$221,605	$191,596	15.7%
Revenue—International	$47,587	$37,105	28.2%		$91,173	$72,785	25.3%

Revenue—U.S. (percentage of consolidated revenue)	70.4%	72.7%	(2.3)pp		70.9%	72.5%	(1.6)pp
Revenue—International (percentage of consolidated revenue)	29.6%	27.3%	2.3pp		29.1%	27.5%	1.6pp

Operating income (loss)(1)
Investment Information	$37,097	$30,542	21.5%		$69,404	$63,288	9.7%
Investment Management	18,491	14,321	29.1%		35,537	27,614	28.7%
Intangible amortization and corporate depreciation expense	(8,476)	(7,620)	11.2%		(16,777)	(14,866)	12.9%
Corporate unallocated	(8,505)	(9,576)	(11.2%	)	(17,748)	(17,427)	1.8%
Consolidated operating income	$38,607	$27,667	39.5%		$70,416	$58,609	20.1%

Operating margin(1)
Investment Information	29.0%	28.0%	1.0pp		27.9%	29.8%	(1.9)pp
Investment Management	56.2%	52.9%	3.3pp		55.3%	53.3%	2.0pp
Consolidated operating margin	24.0%	20.3%	3.7pp		22.5%	22.2%	0.3pp

(1) Includes stock-based compensation expense allocated to each segment.

Morningstar, Inc. and Subsidiaries

Supplemental Data

	As of June 30
	2011	2010		% change
Our employees
Worldwide headcount (approximate)	3,300	2,965		11.3%
Number of worldwide equity and credit analysts	161	151	(1)	6.6%
Number of worldwide fund analysts	118	104	(2)	13.5%

Our business
Investment Information
Morningstar.com Premium subscriptions (U.S.)	136,008	143,392		(5.1%	)
Registered users for Morningstar.com (U.S.)	6,810,581	6,175,874		10.3%
U.S. Advisor Workstation and Morningstar Office licenses	156,258	154,226		1.3%
Principia subscriptions	32,335	34,715		(6.9%	)
Morningstar Direct licenses	5,442	4,109		32.4%

Investment Management
Assets under advisement and management
Investment Consulting	$141.5 bil	$98.7 bil	(3)	43.4%
Retirement Solutions(4)	$38.4 bil	$28.3 bil		35.7%
Morningstar Managed Portfolios	$3.0 bil	$2.2 bil		36.4%

(1) Revised to include structured credit analysts.

(2) Revised.

(3) Revised; in addition, Ibbotson Australia is now included in the total.

(4) Revised to include Plan Sponsor Advice.

	Three months ended June 30		Six months ended June 30
($000)	2011	2010	2011	2010
Effective tax rate
Income before income taxes and equity in net income of unconsolidated entities	$38,616	$27,688	$71,199	$58,451
Equity in net income of unconsolidated entities	595	454	969	843
Net (income) loss attributable to noncontrolling interests	(2)	85	96	116
Total	$39,209	$28,227	$72,264	$59,410
Income tax expense	$12,724	$10,225	$23,242	$21,220
Effective tax rate	32.5%	36.2%	32.2%	35.7%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Morningstar includes an acquired operation as part of revenue and expense from acquisitions for 12 months after we complete the acquisition. Operating expense related to acquisitions also includes amortization of intangible assets, professional fees, and expense related to vacant office space incurred as part of the acquisition process. It’s important to note that it’s difficult to precisely quantify the amount of operating expense from acquisitions.  We don’t always maintain acquired operations as stand-alone businesses, and we often integrate administrative or other functions with existing operations.

Reconciliation from consolidated revenue to revenue excluding acquisitions and foreign currency translations (organic revenue):

	Three months ended June 30			Six months ended June 30
($000)	2011	2010	% change	2011	2010	% change

Consolidated revenue	$161,011	$136,091	18.3%	$312,778	$264,381	18.3%
Less: acquisitions	(5,097)	—	NMF	(14,112)	—	NMF
Favorable impact of foreign currency translations	(4,573)	—	NMF	(6,253)	—	NMF
Revenue excluding acquisitions and foreign currency translations	$151,341	$136,091	11.2%	$292,413	$264,381	10.6%

Reconciliation from international revenue to international revenue excluding acquisitions and foreign currency translations:

	Three months ended June 30			Six months ended June 30
($000)	2011	2010	% change	2011	2010	% change

International revenue	$47,587	$37,105	28.2%	$91,173	$72,785	25.3%
Less: acquisitions	(2,076)	—	NMF	(5,561)	—	NMF
Favorable impact of foreign currency translations	(4,573)	—	NMF	(6,253)	—	NMF
International revenue excluding acquisitions and foreign currency translations	$40,938	$37,105	10.3%	$79,359	$72,785	9.0%

The following table summarizes the change in operating expense:

	Three months ended June 30			Six months ended June 30
($000)	2011	2010	$ change	2011	2010	$ change
Total operating expense	$122,404	$108,424	$13,980	$242,362	$205,772	$36,590

Acquisitions			$3,552			$12,798
Unfavorable impact of foreign currency translations			4,328			5,774
All other changes in operating expense			6,100			18,018
Total			$13,980			$36,590

The table below shows the period in which we included each acquired operation in revenue and expense from acquisitions:

Acquisition	Date of acquisition	2011 revenue and expense from acquisitions
Footnoted business of Financial Fineprint Inc.	February 1, 2010	January 1 through January 31, 2011
Aegis Equities Research	April 1, 2010	January 1 through March 31, 2011
Old Broad Street Research Ltd.	April 12, 2010	January 1 through April 11, 2011
Realpoint, LLC	May 3, 2010	January 1 through May 2, 2011
Morningstar Danmark A/S	July 1, 2010	January 1 through June 30, 2011
Seeds Group	July 1, 2010	January 1 through June 30, 2011
Annuity intelligence business of Advanced Sales and Marketing Corporation	November 1, 2010	January 1 through June 30, 2011